Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Reports Strong Second Quarter 2025 Results and Raises Full-year Guidance1 for Total Revenues, Non-GAAP Operating Margin, and Non-GAAP Diluted EPS
Second Quarter 2025 Total Revenues of $825 million (+16% Y/Y and +17% at Constant Currency Y/Y)
Second Quarter 2025 GAAP Diluted Earnings Per Share (EPS) of $1.23 (+124% Y/Y)
Second Quarter 2025 Non-GAAP Diluted EPS of $1.44 (+50% Y/Y)
BioMarin Completes Acquisition of Inozyme in July 2025; Pivotal Data from Lead Indication Expected 1H’26
BMN 333 Exceeds Targeted Exposures of Free C-type Natriuretic Peptide (CNP) in Healthy Volunteer Study; Pivotal Phase 2/3 Study with BMN 333 in Pediatric Achondroplasia Planned to Begin 1H’26
Conference Call and Webcast Scheduled Today at 4:30 p.m. ET

SAN RAFAEL, Calif., August 4, 2025 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the second quarter ended June 30, 2025.
“We were very pleased with our second quarter performance across all aspects of the business, including strong growth, exciting pipeline progress, and delivery of our business development strategy,” said Alexander Hardy, President and Chief Executive Officer of BioMarin.

Mr. Hardy continued, “In the quarter, global demand for BioMarin’s innovative therapies resulted in double-digit year-over-year revenue growth and significant profitability expansion. In addition to these strong results, today, we are pleased to share early data for BMN 333, a potential new treatment option for children with achondroplasia. BMN 333, our long-acting CNP, achieved our targeted profile in the healthy volunteer study and is now expected to move into the pivotal study in 2026. Our goal is for BMN 333 to demonstrate superiority to VOXZOGO and set a new standard for the treatment of achondroplasia.

“We were also pleased to have delivered on our business development strategy with the acquisition of Inozyme, which closed on July 1st,” Mr. Hardy added. “The acquisition strengthens our portfolio, adding a late stage enzyme replacement therapy, BMN 401, formerly INZ-701, for the treatment of ENPP1 Deficiency. In conclusion, with the first half of the year now complete, I am pleased with our progress and remain enthusiastic about our potential to deliver for patients, employees and our shareholders through the remainder of 2025 and beyond.”

1Excludes the estimated impact of acquired in-process research and development (IPR&D) charges from BioMarin’s acquisition of Inozyme Pharma, Inc. (Inozyme), which was completed on July 1, 2025. IPR&D charges are expected to be recorded in BioMarin’s financial results in the third quarter of 2025.

Second Quarter 2025 Financial Highlights
•Total Revenues for the second quarter of 2025 were $825 million, an increase of 16% compared to the same period in 2024, driven by strong 20% year-over-year VOXZOGO revenue growth from new patients initiating therapy across all regions. In the quarter, revenues from BioMarin’s Enzyme Therapies (ALDURAZYME®, BRINEURA®, NAGLAZYME®, PALYNZIQ and VIMIZIM®) increased 15% compared to the second quarter of 2024, driven by a combination of increased patient demand in all regions and the timing of large government orders. The increase was partially offset by lower KUVAN® product revenues attributed to continued generic competition as a result of the loss of market exclusivity.

•GAAP Net Income increased by $134 million to $241 million in the second quarter of 2025 compared to the same period in 2024, an increase of 125%, primarily attributed to higher gross profit driven by the factors noted above. The increase was also attributed to lower Selling, General and Administrative (SG&A) expense due to severance and restructuring costs incurred in 2024 and lower Research and Development (R&D) spend due to re-prioritization of investments associated with the company’s portfolio strategy review announced in 2024. These increases were partially offset by higher tax provision primarily due to an increase in taxable income.

•Non-GAAP Income increased by $93 million to $282 million in the second quarter of 2025 compared to the same period in 2024, representing 49% growth. The increase in Non-GAAP Income was primarily due to higher gross profit driven by the factors noted above. The increase was also attributed to lower R&D spend due to re-prioritization of R&D investments following the company’s portfolio strategy review announced in 2024. These increases were partially offset by higher Non-GAAP SG&A spend in 2025 due to ongoing support of business initiatives.

Second Quarter 2025 Business Highlights
Innovation
•Skeletal Conditions: BioMarin announced today that Phase 1 data in its healthy volunteer study with BMN 333, BioMarin’s long-acting C-type natriuretic peptide (CNP), demonstrated area-under-the-curve (AUC) pharmacokinetic (PK) levels greater than three times the levels observed in other long-acting CNP studies. No safety signals were noted. Based on these results, BioMarin is advancing plans to initiate the registration-enabling Phase 2/3 study in the first half of 2026. BMN 333 is on track for a potential 2030 launch, should data be supportive.

•In May, VOXZOGO data was presented at the Pediatric Endocrine Society (PES) Annual Meeting from the Phase 2 CANOPY clinical studies in younger children that assessed the impact of treatment on tibial bowing, an orthopedic complication and significant cause of pain in children with achondroplasia. Children who received VOXZOGO had a significant reduction in the magnitude of tibial bowing compared to children who received placebo. The study found that this improvement was sustained in children who received VOXZOGO treatment for several years. These findings further reinforce the growing body of evidence supporting VOXZOGO’s therapeutic benefits, including improvements in craniofacial development, foramen magnum dimensions, body proportionality, quality of life, and durable increases in growth velocity—all while maintaining bone health and a consistent safety profile.

•During the quarter, BioMarin continued to advance its CANOPY clinical program studying VOXZOGO in additional indications, including hypochondroplasia, idiopathic short stature, Noonan syndrome, Turner syndrome, and SHOX deficiency. With VOXZOGO in hypochondroplasia, the company expects to share topline data from its pivotal study in the first half of 2026 and file submissions to global health authorities for approval in the second half of 2026, leading to a potential launch in 2027.

•Enzyme Therapies: In July 2025, BioMarin completed the acquisition of Inozyme, adding BMN 401 (formerly INZ-701), a potential first-in-disease treatment for ENPP1 Deficiency, to BioMarin’s Enzyme Therapies portfolio. Initial pivotal data readout for the ENERGY 3 study in children ages 1–12 years is anticipated in the first half of 2026, with potential launch in 2027. BioMarin is committed to continue working with the patient and HCP communities to identify individuals with ENPP1 Deficiency who may benefit from treatment with BMN 401, in advance of a potential launch. BioMarin is progressing plans to advance BMN 401 for the treatment of ENPP1 Deficiency across additional age groups. The company is also evaluating BMN 401 for potential use in other indications.

•With PALYNZIQ for the treatment of adolescents between the ages of 12 and 17, BioMarin remains on track to submit applications in the second half of 2025 to expand PALYNZIQ age eligibility in the United States and Europe, with potential approval in 2026. PALYNZIQ is the only enzyme substitute therapy for phenylketonuria (PKU) that lowers physiological blood Phe levels to within the normal range as well as allow for an unrestricted diet, regardless of patient phenotype.

•Other Clinical Pipeline Programs: BMN 351, BioMarin’s next generation oligonucleotide for Duchenne muscular dystrophy, and BMN 349, an oral therapeutic for alpha-1 antitrypsin deficiency (AATD)-associated liver disease, continue to advance. For BMN 351, the clinical study is progressing, and the company expects to share initial data by year-end. For BMN 349, the Phase 1 program is advancing, with the Phase 2 study expected to begin in the first half of 2026.

•During its regular evaluation of R&D programs, BioMarin determined that BMN 390, a pre-clinical candidate for the treatment of PKU, did not meet its target immunogenicity threshold for advancement. The program has been discontinued and employees working on the program have been redeployed within BioMarin. The company remains committed to developing new therapies for people with PKU, with other projects underway across the organization.

Growth

•Total VOXZOGO revenue in the second quarter increased 20% compared to the same period in 2024, driven by strong worldwide demand. As of the end of the quarter, children with achondroplasia in 51 countries around the world were being treated with VOXZOGO, representing strong progress towards the company’s target of accessing more than 60 countries by 2027.

•Global VOXZOGO Y/Y revenue growth in the quarter was led by U.S. contributions, with the majority of new patient starts in the 0-4 year age group. Outside of the U.S. (OUS), Q2 revenue expansion was supported by deeper penetration in previously opened markets and incremental contributions from new country access. Increasing new patient starts, execution of U.S. expansion initiatives, and ongoing OUS build-out are expected to drive higher VOXZOGO revenue in the second half of 2025 compared to the first half of 2025, and weighted to Q4.

•Total Enzyme Therapies revenues grew 15% in the second quarter Y/Y. PALYNZIQ revenue increased 20% Y/Y, and strength in the quarter was driven by greater numbers of patients titrating to daily maintenance dose and strong adherence. VIMIZIM revenue grew 21% Y/Y in the quarter, driven by both ongoing patient demand and order timing. Total Enzyme Therapies revenues in the second half of 2025 are expected to remain robust, despite typical quarter-to-quarter order timing dynamics in the third and fourth quarters.

Value Commitment

•In the second quarter of 2025, BioMarin delivered expanding margins and increasing profitability. Second quarter GAAP Operating Margin of 33.5% expanded 16.6 percentage points Y/Y while GAAP Diluted EPS of $1.23 increased 124% Y/Y. Second quarter Non-GAAP Operating Margin of 39.9% expanded 8.7 percentage points Y/Y while Non-GAAP Diluted EPS of $1.44 increased 50% Y/Y. These measures of profitability increased at rates faster than revenue growth, reflecting the company’s implementation of operational efficiencies.

•During the second quarter, GAAP and Non-GAAP R&D expenses were lower Y/Y, benefiting from focused R&D investment in prioritized assets following the results of last year’s strategic portfolio review. GAAP SG&A decreased Y/Y due to higher 2024 restructuring expenses associated with the company’s revamped operating model, and Non-GAAP SG&A increased Y/Y to support the company’s ERP implementation and investment in business unit expansion initiatives. Operating expenses are expected to increase in the second half of 2025 vs. the first half of 2025 as clinical and commercial initiatives advance.

•As a result of the completed acquisition of Inozyme on July 1, 2025, BioMarin expects to account for the transaction as an asset purchase and record the impact of acquired in-process research and development (IPR&D) charges in its third quarter 2025 financial results, which are subject to BioMarin’s financial statement closing procedures. The company expects to provide an update on full-year 2025 guidance items, including impact of the acquired IPR&D charges, in its third quarter 2025 earnings update.

•The company generated operating cash flows totaling $185 million in second quarter 2025, an increase of 55% compared to the same period in 2024. Total cash and investments at the end of the second quarter were approximately $1.9 billion, and increasing operating cash flow is expected to continue, supporting BioMarin’s priority of investment in innovation and future growth.

•Today, BioMarin raised full-year 2025 guidance for Total Revenues, Non-GAAP Operating Margin, and Non-GAAP Diluted EPS. The improved guidance reflects continued growth in patient demand across the portfolio and the company’s commitment to generate increasing profitability and cash flow to support reinvestment in innovation and growth. The guidance reflects the impact of tariffs that have already been enacted, and BioMarin expects that any new tariffs would have a limited impact in 2025. BioMarin has immaterial exposure to U.S. tariffs for China, Mexico and Canada across its global supply chain operations and product sales.

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change

Total Revenues	$825	$712	16%	$1,571	$1,361	15%

Net Product Revenues by Product:
VOXZOGO	$221	$184	20%	$435	$337	29%

Enzyme Therapies:
VIMIZIM	$215	$178	21%	$404	$371	9%
NAGLAZYME	129	132	(2)%	243	238	2%
PALYNZIQ	106	88	20%	199	164	21%
ALDURAZYME	56	39	44%	105	74	42%
BRINEURA	49	45	9%	89	84	6%
Total Enzyme Therapies Revenue	$555	$482	15%	$1,040	$931	12%

KUVAN	$27	$29	(7)%	$52	$65	(20)%
ROCTAVIAN®	$9	$7	29%	$20	$8	150%

GAAP Net Income	$241	$107	125%	$426	$196	117%
Non-GAAP Income (1)	$282	$189	49%	$502	$329	53%
GAAP Operating Margin % (2)	33.5%	16.9%		31.9%	15.4%
Non-GAAP Operating Margin % (1)	39.9%	31.2%		37.9%	27.6%
GAAP Diluted Earnings per Share (EPS)	$1.23	$0.55	124%	$2.19	$1.01	117%
Non-GAAP Diluted EPS (1)	$1.44	$0.96	50%	$2.57	$1.67	54%

	June 30, 2025	December 31, 2024
Total cash, cash equivalents & investments	$1,941	$1,659
(1)    Refer to Non-GAAP Information beginning on page 10 of this press release for definitions of Non-GAAP Income, Non-GAAP Operating Margin percentage and Non-GAAP Diluted EPS along with the related reconciliations to the comparable information reported under U.S. GAAP.
(2)     GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations divided by Total Revenues.

Forward-Looking Non-GAAP Financial Information
BioMarin does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the company is unable to predict with reasonable certainty the financial impact of changes resulting from its strategic portfolio and business operating model reviews; potential future asset impairments; gains and losses on investments; and other unusual gains and losses without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. As such, any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

2025 Full-Year Financial Guidance (in millions, except % and EPS amounts)

Item	Provided on May 1, 2025			Updated August 4, 2025
Total Revenues (1)	$3,100	to	$3,200	$3,125	to	$3,200
Non-GAAP Operating Margin % (2)(4)	32%	to	33%	33%	to	34%
Non-GAAP Diluted EPS (2)(3)(4)	$4.20	to	$4.40	$4.40	to	$4.55
(1)    VOXZOGO contribution to full-year 2025 Total Revenues expected to be in the range of $900 million to $935 million.
(2)    Refer to Non-GAAP Information beginning on page 10 of this press release for definitions of Non-GAAP Operating Margin and Non-GAAP Diluted EPS.
(3)    Non-GAAP Diluted EPS guidance assumes approximately 200 million Weighted-Average Diluted Shares Outstanding.
(4) Excludes the estimated impact of acquired IPR&D charges from BioMarin’s acquisition of Inozyme, which was completed on July 1, 2025. Accounting for the Inozyme transaction will be finalized and included in the company’s third quarter financial results, which are subject to BioMarin’s financial statement closing procedures. The company expects to provide an update on full-year 2025 guidance items, including impact of the acquired IPR&D charges, in its third quarter 2025 earnings update.
While acquired IPR&D charges may be incurred upon execution of acquisitions, collaborations, licensing agreements, and other business development transactions, BioMarin does not forecast acquired IPR&D charges due to the uncertainty of the future occurrence, magnitude, and timing of these transactions in any given period.

BioMarin will host a conference call and webcast to discuss second quarter 2025 financial results today, Monday, August 4, 2025, at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 800-715-9871	Replay Dial-in Number: 800-770-2030
International Dial-in Number: 646-307-1963	Replay International Dial-in Number: 609-800-9909
Conference ID: 6336054	Conference ID: 6336054
About BioMarin
BioMarin is a global biotechnology company dedicated to translating the promise of genetic discovery into medicines that make a profound impact on the life of each patient. The San Rafael, California-based company, founded in 1997, has a proven track record of innovation with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin pursues treatments that offer new possibilities for patients and families around the world navigating rare or difficult to treat genetic conditions. To learn more, please visit www.biomarin.com.

Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: future financial performance, including the expectations of Total Revenues, Non-GAAP Operating Margin percentage, Non-GAAP Diluted EPS and Operating Cash Flow for, in certain instances, the full-year 2025 and future periods, as well as increasing growth and increasing operating expenses in the remainder of 2025, and the underlying drivers of those results, such as the revenue opportunity represented by treatments for Skeletal Conditions, namely VOXZOGO and VOXZOGO’s contribution to full-year 2025 Total Revenues, the expected demand and continued growth of BioMarin’s Enzyme Therapies portfolio, the anticipated benefits of BioMarin’s acquisition of Inozyme Pharma, Inc. and the accounting treatment of such acquisition; the timing of orders for commercial products; BioMarin’s ability to meet product demand; the timing of BioMarin’s clinical development and commercial prospects, including announcements of data from clinical studies and trials; the clinical development and commercialization of BioMarin’s product candidates and commercial products, including (i) expected advancements of pipeline candidates, including BMN 333, BMN 349, BMN 351 and BMN 401 (formerly INZ-701), the anticipated initial data read-out for BMN 351 by year-end, the expected Phase 2 study for BMN 349 in the first half of 2026, the anticipated initial readout for the BMN 401 ENERGY 3 study in the first quarter of 2026 and potential launch in 2027, plans to advance BMN 401 for the treatment of ENPP1 deficiency across additional age groups as well as potential use in other indications, and the expected data and data presentation for BMN 333 in the first half of 2026 and plans to initiate a registration-enabling study for BMN 333 in 2026 for a potential launch in 2030; (ii) plans to submit applications to expand PALYNZIQ age eligibility for the treatment of adolescents with phenylketonuria between the ages of 12 and 17 in the U.S. and Europe in the second half of 2025, with potential approval and launch in 2026; (iii) expected topline data from the VOXZOGO pivotal study in hypochondroplasia in 2026 and plans to submit applications in 2026 for a potential launch in 2027; (iv) the expectations regarding higher VOXZOGO revenue in the second half of 2025 compared to the first half of 2025 and the underlying assumptions for such expectations; and (v) plans to advance five new VOXZOGO indications with BioMarin’s CANOPY clinical program; the expectation that any new tariffs would have limited impact in 2025; expectations for BMN 333’s efficacy compared to VOXZOGO’s and ability to set a new standard of treatment for achondroplasia; plans to expand VOXZOGO in more than 60 countries by 2027; the expected benefits and availability of BioMarin’s commercial products and product candidates; and potential growth opportunities and trends.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products; impacts of macroeconomic and other external factors on BioMarin’s operations, the impact of new or increased tariffs, other trade protection measures, and escalating trade tensions; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, BRINEURA®, KUVAN®, NAGLAZYME®, PALYNZIQ®, ROCTAVIAN®, VIMIZIM® and VOXZOGO® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three and Six Months Ended June 30, 2025 and 2024
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

REVENUES:
Net product revenues	$812,982	$702,129	$1,547,626	$1,339,944
Royalty and other revenues	12,428	9,900	22,929	20,918
Total revenues	825,410	712,029	1,570,555	1,360,862
OPERATING EXPENSES:
Cost of sales	150,090	130,459	301,648	255,639
Research and development	161,308	183,787	320,039	388,774
Selling, general and administrative	232,279	263,032	438,395	488,938
Intangible asset amortization	4,846	14,299	9,693	28,597
Gain on sale of nonfinancial assets	—	—	—	(10,000)
Total operating expenses	548,523	591,577	1,069,775	1,151,948
INCOME FROM OPERATIONS	276,887	120,452	500,780	208,914

Interest income	18,827	19,785	37,840	39,150
Interest expense	(2,679)	(3,574)	(5,542)	(7,121)
Other income (expense), net	4,833	(4,527)	2,879	(3,260)
INCOME BEFORE INCOME TAXES	297,868	132,136	535,957	237,683
Provision for income taxes	57,336	24,962	109,739	41,847
NET INCOME	$240,532	$107,174	$426,218	$195,836
EARNINGS PER SHARE, BASIC	$1.25	$0.56	$2.23	$1.03
EARNINGS PER SHARE, DILUTED	$1.23	$0.55	$2.19	$1.01
Weighted average common shares outstanding, basic	191,907	190,114	191,440	189,490
Weighted average common shares outstanding, diluted	197,091	200,505	196,643	200,137

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2025 and December 31, 2024
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	June 30, 2025	December 31, 2024 ⁽¹⁾
ASSETS
Current assets:
Cash and cash equivalents	$1,213,816	$942,842
Short-term investments	218,309	194,864
Accounts receivable, net	855,855	660,535
Inventory	1,340,169	1,232,653
Other current assets	177,183	201,533
Total current assets	3,805,332	3,232,427
Noncurrent assets:
Long-term investments	508,592	521,238
Property, plant and equipment, net	1,030,385	1,043,041
Intangible assets, net	239,620	255,278
Goodwill	196,199	196,199
Deferred tax assets	1,427,021	1,489,366
Other assets	249,192	251,391
Total assets	$7,456,341	$6,988,940
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$684,247	$606,988
Total current liabilities	684,247	606,988
Noncurrent liabilities:
Long-term convertible debt, net	596,162	595,138
Other long-term liabilities	148,819	128,824
Total liabilities	1,429,228	1,330,950
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 192,001,650 and 190,761,349 shares issued and outstanding, respectively	192	191
Additional paid-in capital	5,851,637	5,802,068
Company common stock held by the Nonqualified Deferred Compensation Plan	(11,674)	(11,227)
Accumulated other comprehensive income (loss)	(44,565)	61,653
Retained earnings (accumulated deficit)	231,523	(194,695)
Total stockholders’ equity	6,027,113	5,657,990
Total liabilities and stockholders’ equity	$7,456,341	$6,988,940

(1)    December 31, 2024 balances were derived from the audited Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 24, 2025.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2025 and 2024
(In thousands of U.S. dollars)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$426,218	$195,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,632	53,813
Non-cash interest expense	1,320	1,981
Accretion of discount on investments	(2,717)	(4,678)
Stock-based compensation	85,231	106,163
Gain on sale of nonfinancial assets	—	(10,000)
Impairment of assets	2,967	14,204
Deferred income taxes	61,771	1,537
Unrealized foreign exchange gain	(5,306)	(19,958)
Other	(1,916)	(858)
Changes in operating assets and liabilities:
Accounts receivable, net	(156,124)	(56,081)
Inventory	(72,462)	(47,409)
Other current assets	(15,092)	1,615
Other assets	(13,505)	(22,880)
Accounts payable and accrued liabilities	3,111	(54,261)
Other long-term liabilities	5,537	6,709
Net cash provided by operating activities	359,665	165,733
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(33,869)	(47,431)
Maturities and sales of investments	195,738	317,649
Purchases of investments	(202,433)	(195,462)
Proceeds from sale of nonfinancial assets	—	10,000
Purchase of intangible assets	(266)	(8,512)
Net cash provided by (used in) investing activities	(40,830)	76,244
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	7,707	36,618
Taxes paid related to net share settlement of equity awards	(51,089)	(66,739)
Other	—	(60)
Net cash used in financing activities	(43,382)	(30,181)
Effect of exchange rate changes on cash	(4,479)	5,227
NET INCREASE IN CASH AND CASH EQUIVALENTS	270,974	217,023
Cash and cash equivalents:
Beginning of period	$942,842	$755,127
End of period	$1,213,816	$972,150

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the company as GAAP Net Income excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. The company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP R&D expenses and Non-GAAP SG&A expenses are defined by the company as GAAP R&D expenses and GAAP SG&A expenses, respectively, excluding stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, divided by GAAP Total Revenues. Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP Weighted-Average Diluted Shares Outstanding. Non-GAAP Weighted-Average Diluted Shares Outstanding is defined by the company as GAAP Weighted-Average Diluted Shares Outstanding, adjusted to include any common shares issuable under the company’s equity plans and convertible debt in periods when they are dilutive under Non-GAAP. The company’s presentation of percentage changes in total revenues at Constant Currency rates, which is computed using current period local currency sales at the prior period’s foreign exchange rates, is also a Non-GAAP financial measure. This measure provides information about growth (or declines) in the company’s total revenue as if foreign currency exchange rates had not changed between the prior period and the current period.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income, Non-GAAP R&D expenses, Non-GAAP SG&A expenses, Non-GAAP Operating Margin percentage, Non-GAAP Diluted EPS, Non-GAAP Weighted-Average Diluted Shares Outstanding and Constant Currency are important internal measurements for BioMarin, the company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the company may exclude for purposes of its Non-GAAP financial measures; likewise, the company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:

Reconciliation of GAAP Reported Information to Non-GAAP Information (1)
(In millions of U.S. dollars, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

GAAP Reported Net Income	$241	$107	$426	$196
Adjustments
Stock-based compensation expense - COS	4	4	6	7
Stock-based compensation expense - R&D	14	13	26	34
Stock-based compensation expense - SG&A	30	31	53	66
Amortization of intangible assets	5	14	10	29
Gain on sale of nonfinancial assets (2)	—	—	—	(10)
Severance and restructuring costs (3)	—	39	—	42
Loss on investments (4)	—	5	3	5
Income tax effect of adjustments	(11)	(24)	(22)	(39)
Non-GAAP Income	$282	$189	$502	$329

	Three Months Ended June 30,
	2025		2024
	Dollar	Percentage	Dollar	Percentage
GAAP Change in Total Revenues	$113	16%	$117	20%
Adjustment for unfavorable impact of foreign currency exchange rates on product sales denominated in currencies other than U.S. dollars	7		30
Non-GAAP change in Total Revenues at Constant Currency	$120	17%	$147	25%

	Six Months Ended June 30,
	2025		2024
	Dollar	Percentage	Dollar	Percentage
GAAP Change in Total Revenues	$210	15%	$169	14%
Adjustment for unfavorable impact of foreign currency exchange rates on product sales denominated in currencies other than U.S. dollars	21		53
Non-GAAP change in Total Revenues at Constant Currency	$231	17%	$222	19%

	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024
	R&D	SG&A	R&D	SG&A	R&D	SG&A	R&D	SG&A

GAAP expenses	$161	$232	$184	$263	$320	$438	$389	$489
Adjustments
Stock-based compensation expense	(14)	(30)	(13)	(31)	(26)	(53)	(34)	(66)
Severance and restructuring costs (3)	—	—	—	(39)	—	—	—	(42)
Non-GAAP expenses	$147	$203	$171	$193	$294	$385	$355	$381

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	Percent of GAAP Total Revenue	2024	Percent of GAAP Total Revenue	2025	Percent of GAAP Total Revenue	2024	Percent of GAAP Total Revenue

GAAP Income from Operations	$277	33.5%	$120	16.9%	$501	31.9%	$209	15.4%
Adjustments
Stock-based compensation expense	48	5.8	48	6.8	85	5.4	106	7.7
Amortization of intangible assets	5	0.6	14	2.0	10	0.6	29	2.1
Gain on sale of nonfinancial assets (2)	—	—	—	—	—	—	(10)	(0.7)
Severance and restructuring costs (3)	—	—	39	5.5	—	—	42	3.1
Non-GAAP Income from Operations	$329	39.9%	$222	31.2%	$596	37.9%	$376	27.6%

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

GAAP Diluted EPS	$1.23	$0.55	$2.19	$1.01
Adjustments
Stock-based compensation expense	0.24	0.24	0.43	0.53
Amortization of intangible assets	0.03	0.07	0.05	0.14
Gain on sale of nonfinancial assets (2)	—	—	—	(0.05)
Severance and restructuring costs (3)	—	0.20	—	0.21
Loss on investments (4)	—	0.02	0.02	0.02
Income tax effect of adjustments	(0.06)	(0.12)	(0.11)	(0.19)
Non-GAAP Diluted EPS (5)	$1.44	$0.96	$2.57	$1.67

(1)    Certain amounts may not sum or recalculate due to rounding.
(2)     Represents a payment triggered by a third party's attainment of a regulatory approval milestone related to previously sold intangible assets.
(3)    These amounts were included in SG&A and represent severance and restructuring costs related to the Company's 2024 corporate initiatives and the associated organizational redesign efforts.
(4)    Represents impairment loss on non-marketable equity securities recorded in Other income (expense), net.
(5)    Non-GAAP Weighted-Average Diluted Shares Outstanding were 197.1 million and 200.5 million shares for the three months ended June 30, 2025 and 2024, respectively, and 196.6 million and 200.1 million shares for the six months ended June 30, 2025 and 2024, respectively, which were equal to the respective GAAP Weighted-Average Diluted Shares Outstanding in the periods presented.